FORM 10-Q

Exhibit 4.4(g)

             AMENDMENT NO. 6 TO CREDIT AGREEMENT

     AMENDMENT dated as of June 27, 1997 to the Amended and Restated Credit Agreement dated as of November 18, 1994 (as heretofore amended, the "Agreement") among Cone Mills Corporation, the banks listed on the signature pages thereof (the "Banks") and Morgan Guaranty Trust Company of New York, as Agent (the "Agent").

     The parties hereto agree as follows with respect to the
Agreement:

     SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

     SECTION 2. Amendment of Section 5.10 of the Agreement.
Section 5.10 of the Agreement is amended to read in full as follows:

     SECTION 5.10. Debt Ratio. As of the last day of each fiscal quarter ended after June 29, 1997, the percentage of Adjusted Cash Flow for the period of four consecutive fiscal quarters then ended to Total Consolidated Debt as of such day will not be less than 26%.

     SECTION 3. Amendment of Section 5.11 of the Agreement.
Section 5.11 of the Agreement is amended to read in full as follows:

     SECTION 5.11. Interest Coverage Ratio. As of the last day of the following fiscal quarters, the ratio of EBIT to Consolidated Interest Expense in each case for the period of four consecutive fiscal quarters then ended, will not be less than the following amounts (provided that this Section 5.11 shall not apply with respect to the last day of the fiscal quarter ending June 29, 1997):

     Fiscal Quarter Ending         Ratio

     Prior to June 30, 1996        2.3:1
     June 30, 1996                 1.8:1

FORM 10-Q

     September 29, 1996            1.4:1
     December 29, 1996             1.0:1
     March 30, 1997                0.1:1
     June 29, 1997                 [Not applicable]
     After June 29, 1997           2.3:1

     SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 5. Counterparts: Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective as of the date first written above when the Agent shall have received duly executed counterparts hereof signed by the Borrower and the Required Banks.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
                              CONE MILLS CORPORATION

                              By: /s/David E. Bray
                              Title: Treasurer

                              MORGAN GUARANTY TRUST COMPANY
                                 OF NEW YORK

                              By: /s/John H. Chaplin
                              Title: Associate

                              FIRST UNION NATIONAL BANK

                              By: /s/David Silander
                              Title: Vice President

                              NATIONSBANK, N.A.

                              By: /s/E. Phifer Helms
                              Title: Senior Vice President

                              WACHOVIA BANK OF NORTH
                                 CAROLINA, N.A.
                              By: /s/W. Stanton Laight
                              Title: Sr. Vice President
                           Page 35